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                                                            Exhibit 99.26(d)(13)

[SPOUSE/DOMESTIC PARTNER] AND CHILD TERM LIFE
INSURANCE POLICY RIDER

SECURIAN LIFE INSURANCE COMPANY
400 Robert Street North - St. Paul, Minnesota  55101-2098

[SECURIAN(TM) LOGO]

GENERAL INFORMATION

This rider amends the group policy to which it is attached, and is subject to every term, condition, exclusion, limitation, and provision of the group policy unless otherwise expressly provided for herein.

WHAT DOES THIS RIDER PROVIDE?

This rider provides term life insurance on the lives of the insured's eligible [spouse or eligible domestic partner] and children. To obtain coverage under this rider, the insured must apply for [spouse/domestic partner] and child coverage and pay an additional monthly charge.

WHAT MEMBERS OF THE INSURED'S FAMILY ARE ELIGIBLE FOR COVERAGE?

The following members of the insured's family are eligible for coverage under this rider:

     (1) the insured's lawful spouse who is not legally separated from the insured [and who is not eligible for insurance as an employee under the policy to which this rider is attached]; [or
     (2) the insured's domestic partner [who is not eligible for insurance as an employee under the policy to which this rider is attached,];] and
     (3) the insured's unmarried child or children, stepchildren (with the written consent of a biological parent), and legally adopted children, who are living at home, are between the ages of [14 days and 23 years,] and who are dependent on the insured for financial support.

Any child who, subsequent to the effective date of the insured's certificate supplement for [spouse/domestic partner] and child insurance, meets the requirements of this provision will become insured on the date he or she so qualifies.

WHEN WILL WE REQUIRE EVIDENCE OF INSURABILITY?

Evidence of insurability will be required if:

     (1) the specifications page attached to the group policy states that evidence of insurability is required; or
     (2) the insurance is contributory and the employee does not enroll for coverage under this rider within [31 days] from the date he or she is first eligible; or
     (3) [spouse/domestic partner] or child insurance for which the employee previously enrolled did not go into effect or was terminated because the employee failed to make a required premium contribution; or
     (4) during a previous period of eligibility, the employee failed to submit evidence of insurability that was required for a [spouse/domestic partner] or child or that which was submitted was not satisfactory to us; or
     (5) [the insured [spouse/domestic partner] or child is covered by an individual policy issued under terms of the conversion privilege section, unless the insured cancels the individual policy without claim.]

DEATH BENEFIT

WHAT IS THE AMOUNT OF LIFE INSURANCE ON EACH INSURED FAMILY MEMBER?

The amount of life insurance on each insured family member is shown on the specifications page attached to the group policy. The amount of insurance for an insured [spouse or an insured domestic partner] shall not exceed the amount of insurance for which the insured employee is eligible. The amount of insurance for each insured dependent child shall not exceed the lesser of the insured employee's amount of insurance or $25,000.

WHEN WILL THE DEATH BENEFIT BE PAYABLE?

We will pay the death benefit upon receipt at our home office of written proof satisfactory to us that a [spouse/domestic partner] or child insured under this rider has died. All payments made by us are payable from our home office.

TO WHOM WILL WE PAY THE PROCEEDS?

All proceeds payable under this rider will be paid to the insured employee, if living, otherwise they will be paid according to the terms of the provision entitled "To whom will we pay the death benefit?" in the group policy.

ADDITIONAL INFORMATION

WHEN DOES INSURANCE ON THE INSURED'S ELIGIBLE [SPOUSE OR ELIGIBLE DOMESTIC PARTNER] AND CHILDREN BECOME EFFECTIVE?

Insurance on the insured's eligible [spouse or domestic partner] and children becomes effective when the insured's completed application for [spouse/domestic partner] and child coverage is approved by us; however, in no event will insurance on the insured's eligible [spouse or eligible domestic partner] and children be effective before the insured's insurance under the group policy is effective.

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WHAT IS THE MONTHLY COST TO THE INSURED FOR INSURANCE UNDER THIS RIDER?

The monthly cost to the insured for insurance under this rider is shown on the specifications page attached to the group policy.

WHEN WILL THE INSURED'S ACCOUNT BE CHARGED?

On the first day of each certificate month, the monthly cost for insurance under this rider will be charged to the insured's account.

WHEN DOES INSURANCE ON AN ELIGIBLE [SPOUSE/DOMESTIC PARTNER] OR CHILD TERMINATE?

Insurance on the life of a [spouse or domestic partner] or child insured under this rider will terminate on the earliest of:

     (1) the date the insured requests that insurance on his or her eligible [spouse or eligible domestic partner] and children be terminated;
     (2) the date the [spouse or domestic partner] or child is no longer eligible for insurance under this rider;
     (3)  the date the insured is no longer insured under the group policy.

WHAT IS THE CONVERSION PRIVILEGE UNDER THIS RIDER?

Insurance on the life of an insured [spouse or domestic partner] or child can be converted to a new individual life insurance policy if all or part of his or her life insurance under the group policy terminates.

Insurance may be converted up to the full amount of terminated insurance if termination occurs because:

     (1) the insured employee, insured child or insured [spouse or domestic partner] moved from one existing eligible class to another; or
     (2) the insured employee, insured child or insured [spouse or domestic partner] is no longer in an eligible class; or
     (3)  the insured employee's employment is terminated by the employer; or
     (4) the rider is changed to reduce or terminate the insurance for the insured child or insured [spouse or domestic partner]; or
     (5) the insured employee's employment is terminated by the employer because he or she is totally and permanently disabled; or
     (6) the insured child's or insured [spouse's or insured domestic partner's] coverage terminates due to the death of the insured employee.

The insured [spouse's or domestic partner's] or child's insurance can also be converted if such [spouse's or domestic partner's] or child's insurance ends because the group policy is terminated. If the group policy terminates, insurance on the life of an insured [spouse or domestic partner] or child may be converted in an amount up to the amount of insurance he or she had just prior to the termination, less any amount he or she may become eligible for under any group policy within 45 days of the termination.

Any portion of the insurance on the life of a dependent [spouse or domestic partner] which is reduced on or after the attainment of age sixty in any increment or series of increments totaling twenty percent or more of the amount of insurance in force under this rider prior to the first reduction at age sixty may also be converted.

Insurance on the life of an insured [spouse or domestic partner] or child may be converted to any type of individual policy of life insurance then customarily issued by us or by one of our associated companies. The individual policy will not include any supplemental benefits including, but not limited to, any disability benefits, accidental death and dismemberment benefits or accelerated benefits.

CAN INSURANCE ON THE LIFE OF AN INSURED [SPOUSE OR DOMESTIC PARTNER] OR CHILD PROVIDED BY THE CERTIFICATE BE CONTINUED PRIOR TO CONVERSION?

Yes. If the insured [spouse's or domestic partner's] or child's coverage as provided by the certificate ends due to any of the terminating events allowing conversion, according to the terms of this rider, such coverage may be continued under the group policy prior to converting to an individual policy by paying premiums directly to us. The insured [spouse's or domestic partner's] or child's group life insurance may be continued for a period of up to one year at which time such insurance may be converted to an individual policy of permanent insurance with Securian Life or one of its associated companies. Such conversion shall be subject to the terms of the provision the rest of this conversion privilege section. The policy charge for this continued coverage may be higher.

WHEN MUST ELECTION TO CONTINUE OR CONVERT INSURANCE BE MADE?

Notice will be given of the right to continue or convert group life insurance under this rider. If notification is made within 15 days before or after the event that results in termination or reduction of the group life coverage, continuation or conversion may be elected within 31 days from the date the insurance terminates. If the notice is given more than 15 days but less than 90 days after the event, the time allowed for the exercise of the continuation or conversion privilege shall be extended to 45 days after such notice is sent. If notice is not given within 90 days, the time allowed for the exercise of the continuation or conversion privilege expires 90 days after the terminating event. Such notice shall be mailed to the certificate holder at his or her last known address.

The continuation or conversion privilege is not available if the insurance on the life of an insured [spouse or domestic partner] or child under this rider terminates due to the insured employee's failure to make, when due, required premium contributions.

Conversion or continuation may be requested by the insured employee, if living, an insured [spouse or domestic partner] or child of legal capacity, or the insured child's guardian, if applicable.

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HOW IS INSURANCE ON THE LIFE OF AN INSURED [SPOUSE OR DOMESTIC PARTNER] OR CHILD
PROVIDED BY THE CERTIFICATE CONVERTED?

Insurance on the life of an insured [spouse or domestic partner] or child as provided by the certificate is converted by applying for an individual policy and paying the first premium within the time period allowed for such election. No evidence of insurability will be required.

HOW IS THE PREMIUM FOR THE INDIVIDUAL POLICY DETERMINED?

We base the premium for the individual policy on the plan of insurance, the insured [spouse's or domestic partner's] or child's age, and the class of risk to which he or she belongs on the date of conversion.

WHAT HAPPENS IF THE INSURED DIES DURING THE PERIOD ALLOWED FOR CONVERSION?

If the insured [spouse or domestic partner] or child dies during the period allowed for conversion, we will pay a death benefit regardless of whether or not an application for coverage under an individual policy has been submitted. The death benefit will be the amount of insurance the insured [spouse or domestic partner] or child would have been eligible to convert under the terms of the conversion privilege section.

We will return any premium paid for an individual policy to the insured's beneficiary. In no event will we be liable under both this rider and the individual policy.

WILL ACCOUNT VALUES ACCUMULATE FOR AN INSURED [SPOUSE OR DOMESTIC PARTNER] OR CHILD?

No. The insurance on an insured [spouse or domestic partner] or child will not accumulate account values.


/s/ [ILLEGIBLE]                                                  /s/ [ILLEGIBLE]
Secretary                                                              President

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